Filed pursuant to Rule 424(b)(3)
                                         relating  to Registration No. 333-38754









                          PROSPECTUS SUPPLEMENT No. 5
                      (To Prospectus dated July 13, 2000)




                                  2,497 Shares

                         UNIROYAL TECHNOLOGY CORPORATION

                                  COMMON STOCK

                               ------------------
         This prospectus supplement and the accompanying prospectus relate to the offer and sale by the selling stockholder of Uniroyal Technology Corporation listed on page 2 of this prospectus supplement of a total of 2,497 shares of Uniroyal common stock. This prospectus supplement should be read in conjunction with the accompanying prospectus, and this prospectus supplement is qualified by reference to the prospectus except to the extent that the information contained in this prospectus supplement supersedes the information contained in the prospectus.

         Uniroyal common stock is listed on the Nasdaq National Market under the symbol "UTCI." On February 6, 2001, the closing sale price for Uniroyal common stock, as reported on the Nasdaq National Market, was $8.00. We advise you to obtain a current market quotation for Uniroyal common stock.

                         -------------------------------


         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

                         -------------------------------
           The date of this prospectus supplement is February 6, 2001.

                              SELLING STOCKHOLDER

         The selling stockholder is offering and selling a total of 2,497 shares of the 1,531,656 shares of Uniroyal common stock that are being offered and sold by selling stockholders under the prospectus. The shares being offered under this prospectus were originally issued to the selling stockholder in connection with Uniroyal's acquisition of Sterling Semiconductor, Inc. on May 31, 2000. In connection with the acquisition, we agreed to register these shares under the Securities Act of 1933.

         The following table sets forth, to the best of our knowledge, based on information provided to us by the selling stockholder:

              o         the  number of  shares of  Uniroyal  common  stock
                        owned by the selling  stockholder;  and
              o         the number of shares being offered by the selling
                        stockholder under the prospectus.

         All information with respect to share ownership has been provided by the selling stockholder. Except as described below, the selling stockholder holds no position or office with, nor has otherwise had a material relationship with, Uniroyal for the past three years. Because the selling stockholder identified below may have sold, transferred or otherwise disposed of all or a portion of the shares of common stock owned by her since the date as of which she provided the information regarding their share ownership in transactions exempt from the registration requirements of the Securities Act of 1933, no estimate can be given as to the number of shares of common stock that will be held by the selling stockholder after the offering.



                                               Number of Shares                     Number of
                                               of Common Stock                      Shares of
Name of Selling Stockholder                    Beneficially Owned                   Common Stock
                                               Before Offering*                     Being Offered

  Grace Anne McDonough                              2,497                               2,497
---------------------------------------------  -----------------------------------  ----------------------------------







* Generally, only selling stockholders identified in the foregoing table who beneficially owned the shares of Uniroyal common stock set forth in the "Number of Shares of Common Stock Being Offered" column may sell those shares pursuant to the registration statement of which this prospectus forms a part. Uniroyal may from time to time include additional selling stockholders in supplements or amendments to this prospectus.


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